EXHIBIT 99.1

Layne Christensen Reports Fourth Quarter and Fiscal 2011 Year End Results

  Revenues for the year were a record, exceeding $1 billion for the second time in the Company's history.
  Net income for the fourth quarter was $8.8 million, or $0.45 per share, compared to $2.4 million or $0.12 per share last year.
  Net income for the year was $30.0 million, or $1.53 per share, compared to $1.4 million, or $0.07 per share last year.
  Mineral Exploration Division results exceeded last year, with revenues up 59.2% and 69.2% for the quarter and year, respectively, and earnings up 118.0% and 213.5%.
  Backlog in the Water Infrastructure Division was $585.2 million as of January 31, 2011, compared to $554.2 million as of January 31, 2010.

Financial Data	Three Months		%	Twelve Months		%
(000's, except per share data)	1/31/11	1/31/10	Change	1/31/11	1/31/10	Change
Revenues
--Water Infrastructure	$ 211,632	$ 181,933	16.3	$ 788,397	$ 698,506	12.9
--Mineral Exploration	51,621	32,424	59.2	199,946	118,188	69.2
--Energy	5,418	11,888	(54.4)	25,754	45,940	(43.9)
--Other	3,176	953	233.3	11,562	3,783	205.6
Total revenues	$ 271,847	$ 227,198	19.7	$ 1,025,659	$ 866,417	18.4
Net income attributable to Layne Christensen Company	8,776	2,388	267.5	29,991	1,365	2,097.1
Diluted EPS	0.45	0.12	275.0	1.53	0.07	2,085.7

"Layne Christensen finished its fiscal year in record fashion surpassing $1 billion in revenue for only the second time. Earnings were strong for the quarter and nearly doubled for the year, driven by a rebound in mineral exploration, contributions from the Afghanistan water well project for the U.S. military, increased activity in sewer pipe rehabilitation and earnings from acquisitions in Geoconstruction. Our primary challenges going forward are replacing the Afghanistan project and low natural gas prices facing our Energy Division. Layne enters the new year with a strong balance sheet and a new credit agreement signed in March that provides for $300 million in borrowing capacity at attractive rates and terms. And finally, I would be remiss in closing out fiscal 2011 by not mentioning Layne Christensen's most crowning achievement, our role, along with our Latin American partners, in drilling to save the 33 trapped miners in Chile in October last year. We are extremely proud to have been part of that successful effort. It was a once in a lifetime experience."—

Andrew B. Schmitt, President and Chief Executive Officer

MISSION WOODS, Kan., April 5, 2011 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN), today announced net income for the fiscal year ended January 31, 2011, of $29,991,000, or $1.53 per share, compared to $1,365,000, or $0.07 per share last year. Net income for the fourth quarter was $8,776,000, or $0.45 per share, compared to net income of $2,388,000, or $0.12 per share, in the fourth quarter last year.

Revenues increased $44,649,000, or 19.7%, to $271,847,000 for the three months ended January 31, 2011, and increased $159,242,000, or 18.4%, to $1,025,659,000 for the twelve months ended January 31, 2011. Revenues increased for the fourth quarter and for the year in the Water Infrastructure Division primarily due to additional revenues from operations acquired in the current and prior year as well as increases in sewer rehabilitation revenues and from our water supply project in Afghanistan. Revenues increased for the fourth quarter and for the year in the Mineral Exploration Division primarily due to increased activity levels across all locations with the largest increases in Africa, the Western U.S. and Mexico. Revenues decreased for the fourth quarter and for the year in the Energy Division primarily due to lower natural gas prices and the expiration of favorably priced forward sales contracts in the first quarter of this year. A further discussion of results of operations by division is presented below.

Cost of revenues increased $33,644,000, or 19.3% to $207,962,000 (76.5% of revenues) and $125,737,000, or 19.0% to $787,289,000 (76.8% of revenues) for the three and twelve months ended January 31, 2011, compared to $174,318,000 (76.7% of revenues) and $661,552,000 (76.3% of revenues) for the same periods last year. The changes as a percentage of revenues were primarily due to margin pressures in our heavy construction and energy businesses, partially offset by higher margins in mineral exploration, on our work in Afghanistan and on certain soil stabilization projects.

Selling, general and administrative expenses increased to $39,663,000 and $142,808,000 for the three and twelve months ended January 31, 2011, compared to $34,736,000 and $128,244,000 for the same periods last year. The increases were primarily the result of increased incentive compensation expenses of $2,801,000 and $10,399,000, $1,467,000 and $5,578,000 in added expenses from acquired operations, increases in consulting expenses of $1,619,000 and $5,023,000 primarily related to systems implementation and merger and acquisition projects and increases in other compensation costs of $737,000 and $1,456,000. These increases were partially offset by a reduction of $4,980,000 in settlement charges recorded last year for the elimination of our hourly pension plan liabilities.

Depreciation, depletion and amortization decreased to $14,414,000 and $53,468,000 for the three and twelve months ended January 31, 2011, compared to $14,835,000 and $57,679,000 for the same periods last year. The decreases were primarily due to $798,000 and $8,340,000 lower depletion in the Energy Division as a result of updated estimates of economically recoverable gas reserves, partially offset by higher depreciation in the Water Infrastructure Division from acquired operations and ongoing capital expenditures.

Equity in earnings of affiliates increased to $5,356,000 and $13,153,000 for the three and twelve months ended January 31, 2011, compared to $2,673,000 and $8,198,000 for the same periods last year. The increases reflect the impact of an improved minerals exploration market in Latin America, primarily for gold and copper in Chile and Peru.

In the twelve months ended January 31, 2010, the Company recorded a non-cash impairment of oil and gas properties of $21,642,000, or $13,039,000 after income taxes, as well as received litigation settlements valued at $3,495,000. There were no such impairments recorded in fiscal 2011.

Interest expense decreased to $214,000 and $1,594,000 for the three and twelve months ended January 31, 2011, compared to $528,000 and $2,734,000 for the same periods last year. The decreases were primarily a result of scheduled debt reductions.

The Company recorded income tax expense of $5,012,000 (an effective rate of 32.6%) and $22,581,000 (an effective rate of 41.7%) for the three and twelve months ended January 31, 2011, compared to expense of $3,613,000 (an effective rate of 60.2%) and $5,093,000 (an effective rate of 78.9%) for the same periods last year. Excluding the impact of the impairment for the twelve months ended January 31, 2010, the Company would have recorded income tax expense of $13,696,000 (an adjusted effective rate of 48.7%). The effective rates for the current year periods were lower than the adjusted rates for the prior periods due to the reduced impact of non-deductible expenses and the tax treatment of certain foreign operations. As earnings increase, these factors will have a reduced impact on the effective rate since they are relatively fixed.

Water Infrastructure Division	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 211,632	$ 181,933	$ 788,397	$ 698,506
Equity in earnings of affiliates	437	--	517	--
Income before income taxes	14,324	8,562	46,321	33,017

Water Infrastructure revenues increased 16.3% and 12.9% to $211,632,000 and $788,397,000 for the three and twelve months ended January 31, 2011, compared to $181,933,000 and $698,506,000 for the same periods last year. The increases were primarily attributable to additional revenues of $26,300,000 and $88,973,000 from operations acquired in the current and prior year, increases of $6,124,000 and $15,333,000 in sewer rehabilitation revenue and increases in revenue from our water supply contract in Afghanistan. During the fourth quarter and for the year, we have recognized revenue of $5,392,000 and $20,269,000, respectively, related to our water supply contract in Afghanistan, compared to $7,332,000 in the fourth quarter last year. We have been informed that the drilling program in Afghanistan will be curtailed, and expect our involvement to wind down over the course of the first quarter of fiscal 2012. The increased revenue in sewer rehabilitation was primarily concentrated in the Eastern U.S. and Texas. The increases in revenues were partially offset for the quarter by a reduction of $6,390,000 in Geoconstruction revenue primarily from our New Orleans project which was completed earlier this year, and for the year by a reduction in heavy construction revenue of $34,105,000 primarily from a large utility contract in Colorado that was substantially completed last year.

Income before income taxes for the Water Infrastructure Division increased 67.3% and 40.3% to $14,324,000 and $46,321,000 for the three and twelve months ended January 31, 2011, compared to $8,562,000 and $33,017,000 for the same periods last year. The increases were primarily attributable to earnings of $7,096,000 and $6,874,000 from operations acquired in the current and prior year and our project in Afghanistan, partially offset by reduced earnings in our heavy construction operations and overall increases of $36,000 and $1,054,000 in incentive compensation. The Afghanistan project contributed $4,388,000 and $14,845,000 to income before income taxes for the three and twelve months ended January 31, 2011, compared to $3,300,000 in the fourth quarter last year.

The backlog in the Water Infrastructure Division was $585,225,000 as of January 31, 2011, compared to $554,211,000 as of January 31, 2010.

Mineral Exploration Division	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 51,621	$ 32,424	$ 199,946	$ 118,188
Equity in earnings of affiliates	4,919	2,673	12,636	8,198
Income before income taxes	8,404	3,855	34,947	11,149

Mineral Exploration revenues increased 59.2% and 69.2% to $51,621,000 and $199,946,000 for the three and twelve months ended January 31, 2011, compared to revenues of $32,424,000 and $118,188,000 for the same periods last year. The increases were driven by increased activity levels across all locations, the largest of which were in Africa, the Western U.S. and Mexico.

Income before income taxes for the Mineral Exploration Division increased 118.0% and 213.5% to $8,404,000 and $34,947,000 for the three and twelve months ended January 31, 2011, compared to $3,855,000 and $11,149,000 for the same periods last year. The increases resulted primarily from improved margins, combined with higher revenues. Equity earnings from our affiliates, reduced earlier in the year by a customer driven project delay, improved in the last half of the year as the projects were caught up, increasing $2,246,000 and $4,438,000 for the three and twelve months ended January 31, 2011. During fiscal 2010, the Company received a litigation settlement in Australia of $2,828,000. Earnings for the three and twelve months ended January 31, 2011 were offset by increases of $1,342,000 and $4,076,000, respectively, in incentive compensation and by costs incurred in connection with our internal Foreign Corrupt Practices Act (FCPA) investigation.

Energy Division	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 5,418	$ 11,888	$ 25,754	$ 45,940
Income (loss) before income taxes	400	3,833	3,291	(6,393)
Income before income taxes excluding non-cash impairment charges	400	3,833	3,291	15,249

Energy revenues decreased 54.4% and 43.9% to $5,418,000 and $25,754,000 for the three and twelve months ended January 31, 2011, compared to revenues of $11,888,000 and $45,940,000 for the same periods last year. The decrease was primarily attributable to lower natural gas prices and the expiration of favorably priced forward sales contracts in the first quarter of this year. Net gas production for the three and twelve months ended January 31, 2011 was 1,068 and 4,455 MMcf, compared to 1,138 and 4,618 MMcf for the same periods last year. The average net sales price per mcf on production was $3.90 and $4.78, compared to $8.94 and $8.53 last year. The net sales price excludes revenues generated from third-party gas.

For the twelve months ended January 31, 2010, the Company recorded a non-cash impairment charge of $21,642,000, or $13,039,000 after income tax, for the carrying value of the assets in excess of future net cash flows as well as settlement gains, net of attorney fees, of $667,000 related to litigation against former officers of a subsidiary and associated energy production companies.

Excluding the non-cash impairment charge and litigation gains, income before income taxes for the Energy Division decreased to $400,000 and $3,291,000 for the three and twelve months ended January 31, 2011, compared to income of $3,833,000 and $15,249,000 for the same periods last year. The decreases in income before income taxes were due to the impact on revenues from lower natural gas prices and the expiration of forward sales contracts as noted above, partially offset by depletion decreasing $798,000 and $8,340,000 for the respective periods.

Other	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 3,176	$ 953	$ 11,562	$ 3,783
Income before income taxes	275	59	1,470	308

Other revenues increased primarily as a result of revenue of $1,993,000 and $6,471,000 from machining and fabrication operations. The increase in income before income taxes resulted primarily from energy service related projects.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $7,805,000 and $30,267,000 for the three and twelve months ended January 31, 2011, compared to $9,780,000 and $28,889,000 for the same periods last year. The three and twelve months ended January 31, 2011, were impacted by increases in incentive compensation of $650,000 and $2,950,000, and increases in consulting fees of $1,158,000 and $4,000,000 related to systems implementation and merger and acquisition projects. These increases were partially offset by a reduction of $4,980,000 in settlement charges recorded last year for the elimination of our hourly pension plan liabilities.

Summary of Operating Segment Reconciliation Data

	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2011	2010	2011	2010
Revenues
Water Infrastructure	$ 211,632	$ 181,933	$ 788,397	$ 698,506
Mineral Exploration	51,621	32,424	199,946	118,188
Energy	5,418	11,888	25,754	45,940
Other	3,176	953	11,562	3,783
Total revenues	$ 271,847	$ 227,198	$ 1,025,659	$ 866,417
Equity in earnings of affiliates
Water Infrastructure	$ 437	$ --	$ 517	$ --
Mineral Exploration	4,919	2,673	12,636	8,198
Total equity in earnings of affiliates	$ 5,356	$ 2,673	$ 13,153	$ 8,198
Income (loss) before income taxes
Water Infrastructure	$ 14,324	$ 8,562	$ 46,321	$ 33,017
Mineral Exploration	8,404	3,855	34,947	11,149
Energy	400	3,833	3,291	(6,393)
Other	275	59	1,470	308
Unallocated corporate expenses	(7,805)	(9,780)	(30,267)	(28,889)
Interest expense	(214)	(528)	(1,594)	(2,734)
Total income before income taxes	$ 15,384	$ 6,001	$ 54,168	$ 6,458

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands, except per share data)	2011	2010	2011	2010
Revenues	$ 271,847	$ 227,198	$ 1,025,659	$ 866,417
Cost of revenues (exclusive of depreciation, depletion, amortization and impairment shown below)	(207,962)	(174,318)	(787,289)	(661,552)
Selling, general and administrative expenses	(39,663)	(34,736)	(142,808)	(128,244)
Depreciation, depletion and amortization	(14,414)	(14,835)	(53,468)	(57,679)
Impairment of oil and gas properties	--	--	--	(21,642)
Litigation settlement gains	--	--	--	3,495
Equity in earning of affiliates	5,356	2,673	13,153	8,198
Interest expense	(214)	(528)	(1,594)	(2,734)
Other income, net	434	547	515	199
Income before income taxes	15,384	6,001	54,168	6,458
Income tax expense	(5,012)	(3,613)	(22,581)	(5,093)
Net income	10,372	2,388	31,587	1,365
Net income attributable to noncontrolling interests	(1,596)	--	(1,596)	--
Net income attributable to Layne Christensen Company	$ 8,776	$ 2,388	$ 29,991	$ 1,365

Basic income per share	$ 0.45	$ 0.12	$ 1.55	$ 0.07

Diluted income per share	$ 0.45	$ 0.12	$ 1.53	$ 0.07

Weighted average shares outstanding - basic	19,421	19,355	19,393	19,328
Dilutive stock options and unvested shares	248	156	185	94
Weighted average shares outstanding - dilutive	19,669	19,511	19,578	19,422

	As of
(in thousands)	January 31, 2011	January 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$ 44,985	$ 84,450
Working capital, including current maturities of long term debt	84,785	119,649
Total assets	810,207	730,955
Total long term debt, excluding current maturities	--	6,667
Total Layne Christensen Company stockholders' equity	501,687	466,798

Common shares issued and outstanding	19,540	19,435
CONTACT: Layne Christensen Company
         Jerry W. Fanska
         Sr. Vice President Finance
         913-677-6858
         www.laynechristensen.com